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                                                                    Exhibit 4(a)





                    LIBERTY NATIONAL LIFE INSURANCE COMPANY

                                  401(k) PLAN




                           EFFECTIVE January 1, 1995







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                               TABLE OF CONTENTS
                               -----------------

ARTICLE                                                            PAGE
-------                                                            ----

1.   DEFINITIONS...................................................   1
     -----------
     1.1  "Accounts"...............................................   1
     1.2  "Account Balance"........................................   1
     1.3  "ACP Test"...............................................   1
     1.4  "ADP Test"...............................................   1
     1.5  "Affiliated Company".....................................   2
     1.6  "Annual Addition"........................................   2
     1.7  "Beneficiary"............................................   2
     1.8  "Break In Service".......................................   2
     1.9  "Code"...................................................   2
     1.10 "Committee"..............................................   2
     1.11 "Compensation"...........................................   2
     1.12 "Contribution"...........................................   4
     1.13 "Direct Rollover"........................................   4
     1.14 "Disability".............................................   4
     1.15 "Distributee"............................................   4
     1.16 "Effective Date".........................................   4
     1.17 "Eligible Employee"......................................   4
     1.18 "Eligible Retirement Plan"...............................   4
     1.19 "Eligible Rollover Distribution".........................   4
     1.20 "Employee"...............................................   5
     1.21 "Employer"...............................................   5
     1.22 "Employment Commencement Date"...........................   5
     1.23 "Employment Recommencement Date".........................   5
     1.24 "Entry Date".............................................   5
     1.25 "ERISA"..................................................   5
     1.26 "Excess Salary Deferral Contributions"...................   5
     1.27 "Excess Matching Contributions"..........................   6
     1.28 "Forfeitures"............................................   6
     1.29 "Fund"...................................................   6
     1.30 "Highly Compensated Eligible Employee"...................   6
     1.31 "Highly Compensated Employee"............................   6
     1.32 "Hour of Service"........................................   7
     1.33 "Investment Fund"........................................   9
     1.34 "Leave of Absence".......................................   9
     1.35 "Nonhighly Compensated Eligible Employee"................   9
     1.36 "Normal Retirement Age"..................................   9
     1.37 "Participant"............................................   9
     1.38 "Plan"...................................................   9

                                       i

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     1.39 "Plan Year"..............................................   9
     1.40 "Required Beginning Date"................................   9
     1.41 "Retirement".............................................  10
     1.42 "Severance From Service Date"............................  10
     1.43 "Testing Compensation"...................................  10
     1.44 "Trust"..................................................  10
     1.45 "Trustee"................................................  10
     1.46 "Valuation Date".........................................  10
     1.47 "Vested Account Balance".................................  11
     1.48 "Vesting Service"........................................  11
     1.49 "Year of Service"........................................  11

2.   PARTICIPATION IN THE PLAN.....................................  11
     -------------------------

3.   CONTRIBUTIONS.................................................  11
     -------------
     3.1  Salary Deferral Contributions............................  11
     3.2  Participant's Elections..................................  13
     3.3  Adjustments to Salary Deferral Contributions.............  13
     3.4  Matching Contributions...................................  13
     3.5  Fail-Safe Contributions..................................  14
     3.6  Makeup Contributions.....................................  14
     3.7  Overall Limits on Contributions..........................  14
     3.8  Permitted Employer Refunds...............................  15
     3.9  Timing of Deposits.......................................  16

4.   ADP and ACP NONDISCRIMINATION TESTS...........................  16
     -----------------------------------
     4.1  Satisfaction of ADP and ACP Tests........................  16
     4.2  Actual Deferral Percentage...............................  16
     4.3  ADP Test.................................................  17
     4.4  Actual Contribution Percentage...........................  17
     4.5  ACP Test.................................................  17
     4.6  Compliance Measures......................................  18

5.   PARTICIPANT ACCOUNTS..........................................  18
     --------------------
     5.1  Establishment of Accounts................................  18
     5.2  Valuation of Accounts....................................  19
     5.3  Adjustments to Accounts..................................  19

6.   VESTING.......................................................  19
     -------
     6.1  Salary Deferral and Rollover Accounts....................  19
     6.2  Matching Account.........................................  19
     6.3  Rules for Crediting Vesting Service......................  20
     6.4  Forfeitures..............................................  21
     6.5  Reinstatement of Nonvested Interest Upon Reemployment....  21

                                      ii

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     6.6  Allocation of Forfeitures................................  22

7.   INVESTMENT ELECTIONS..........................................  22
     --------------------
     7.1  Investment of Contributions..............................  22
     7.2  Investment Elections.....................................  22
     7.3  Investment Transfers.....................................  22
     7.4  Transfer of Assets.......................................  22

8.   DISTRIBUTIONS.................................................  23
     -------------
     8.1  Spousal Consent..........................................  23
     8.2  Payment of Benefits......................................  23
     8.3  Form of Payment..........................................  24
     8.4  Revocation of Election and Designation of Beneficiary....  24
     8.5  When Benefits Must Be Paid...............................  25
     8.6  Earnings on Undistributed Benefits.......................  25
     8.7  Direct Rollover Provision................................  25
     8.8  Rollovers into the Plan..................................  25
     8.9  Hardship Withdrawals.....................................  26

9.   TOP-HEAVY PROVISIONS..........................................  27
     --------------------
     9.1  Top-Heavy Pre-emption....................................  27
     9.2  Top-Heavy Definitions....................................  27
     9.3  Aggregation of Plans.....................................  29
     9.4  Minimum Contribution Rate................................  29
     9.5  Deposit of Minimum Contribution..........................  29
     9.6  Top Heavy Vesting Schedule...............................  30

10.  MANAGEMENT OF THE FUND........................................  30
     ----------------------
     10.1  Assets to Trust.........................................  30
     10.2  No Reversion to Employer................................  30

11.  DISCONTINUANCE AND LIABILITIES................................  30
     ------------------------------
     11.1  Termination.............................................  30
     11.2  Employer's Exculpation..................................  30
     11.3  Administrative Expenses.................................  31
     11.4  Nonforfeitability due to Termination(s).................  31
     11.5  Exclusive Benefit Rule..................................  31
     11.6  Mergers.................................................  31
     11.7  Non-Allocated Trust Assets..............................  31

12.  ADMINISTRATION................................................  31
     --------------
     12.1  Appointment of Committee................................  31
     12.2  Conduct of Committee Business...........................  32
     12.3  Responsibilities and Duties.............................  32

                                      iii

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     12.4 Investment by Trustee....................................  32
     12.5 Indemnification..........................................  32
     12.6 Personal Involvement.....................................  32
     12.7 Claims Procedure.........................................  32
     12.8 Review of Claims.........................................  33
     12.9 Committee Discretion.....................................  33

13.  AMENDMENTS....................................................  33
     ----------
     13.1 Amending the Plan........................................  33
     13.2 Restrictions on Amendments...............................  33

14.  MISCELLANEOUS.................................................  34
     -------------
     14.1 Participation in Plan by Affiliated Companies............  34
     14.2 "Spendthrift" Provision..................................  34
     14.3 QDRO Provisions..........................................  34
     14.4 No Guarantee of Employment...............................  34
     14.5 Headings.................................................  35
     14.6 Number and Gender........................................  35
     14.7 Construction.............................................  35

                                       iv

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                    LIBERTY NATIONAL LIFE INSURANCE COMPANY
                                  401(k) PLAN


     This Plan is promulgated as of January 1, 1995, by Liberty National Life Insurance Company ("Employer"), a corporation organized and existing under and by virtue of the laws of the State of Alabama.


                             W I T N E S S E T H :
                             -------------------

     WHEREAS, the Employer desires to adopt the Liberty National Life Insurance Company 401(k) Plan for the benefit of eligible employees of the Employer; and

     WHEREAS, the Employer, by action taken the 28th day of December, 199__, duly approved and authorized the Plan embodied herein, said Plan to be effective as of January 1, 1995; and

     WHEREAS, the Employer intends that the Plan shall be established and maintained for the exclusive benefit of the plan participants and their beneficiaries; and

     WHEREAS, the Employer intends that the Plan shall be at all times qualified under Section 401 of the Code and the corresponding trust shall be exempt from federal income taxation under Section 501 of the Code, and that the plan and trust shall be interpreted so as to continue to remain so qualified and exempt;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the Employer hereby promulgates the Liberty National Life Insurance Company 401(k) Plan as follows:


1.   DEFINITIONS
     -----------

     1.1 "Accounts" means collectively the Participant's Salary Deferral, Matching, and Rollover Accounts.

     1.2 "Account Balance" means the sum of the balances in the Participant's Accounts.

     1.3  "ACP Test" means the actual contributions percentage test described in
Section 4.5 of the Plan and Section 401(m) of the Code.

     1.4  "ADP Test" means the actual deferral percentage test described in
Section 4.3 of the Plan and Section 401(k) of the Code.

                                       1
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     1.5  "Affiliated Company" means any trade or business, whether or not incorporated, that is under "common control" (within the meaning of Section 414(c) of the Code) with the Employer, and any member of an affiliated service group (within the meaning of Section 414(m) of the Code) that includes the Employer.

     1.6 "Annual Addition" means the sum of the following amounts credited to a Participant's account for the Plan Year:

     (a)  employer contributions,

     (b)  employee contributions,

     (c)  forfeitures,

     (d)  amounts allocated to an individual medical account, as defined in section 415(l)(2) of the Code, which is part of any pension or annuity plan maintained by the Employer, and

     (e) amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, that are attributable to post-retirement medical benefits allocated to the separate account of a key employee, as defined in section 419A(d)(3)of the Code, under a welfare benefit fund, as defined in section 419(e) of the Code, maintained by the Employer.

     1.7 "Beneficiary" shall mean the person, persons, entity, or trust designated to receive a benefit upon the death of a Participant as provided in
Article 8 hereof.

     1.8 "Break In Service" means a 12-consecutive-month period, measured from an Employee's Employment Commencement Date (or Employment Recommencement Date, if applicable) or any anniversary thereof, during which the Employee fails to complete more than 500 Hours of Service.

     1.9  "Code" means the Internal Revenue Code of 1986, as amended.

     1.10 "Committee" means the Administrative Committee established pursuant to the provisions of Article 12 to administer the Plan.

     1.11 "Compensation" of a Participant means the total cash compensation paid to the Participant during a calendar year by the Participant's Employer (excluding compensation paid before the Employee became a Participant), including salary, wages, bonuses, any amounts not paid directly and currently in cash to the Participant but paid for the benefit of the Participant through a "salary reduction" agreement in conjunction with one or more welfare plans of the Employer, and the total amount deferred pursuant to an Employee's election under this Plan

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or under any other "cash or deferred arrangement" in conjunction with a qualified retirement plan of the Employer, but excluding:

     (a) any reimbursement of or allowances for expenses except for amounts reimbursed under the Business Expenses for Agents and Management Plan;

     (b) Employer contributions to any form of employee retirement, pension, profit, sharing or thrift plan;

     (c) any amount received in connection with the exercise of a stock option or realized from the sale, exchange, or other disposition of stock acquired under a stock option;

     (d)  director's fees;

     (e)  annual service awards;

     (f) deferred compensation accrued under any nonqualified deferred compensation agreement or contract or any amendment or replacement thereof;

     (g) commissions on insurance policies issued by an Employer during the five years preceding the Participant's retirement, separation from service with the Employer, or death, of which the Participant is the owner, insured, premium payor or beneficiary, or which insures the life of a member of the Participant's immediate family unless premiums have been paid for three full years. For purposes of this section "immediate family" shall mean the Participant's spouse, parents, parents-in-law, grandparents, brothers, brothers-in-law, sisters, sisters-in-law, children, sons-in-law, daughters-in-law, and grandchildren;

     (h) any amounts due to or paid to a Participant as a result of the settlement of his commission account balance upon the termination of his employment for any reason;

     (i) payments made to any Participant after such Participant's separation from service, in the form of severance benefits; and

     (j) any other form of compensation designated by an Employer as not included in Compensation for its Employees.

     The determination of Compensation will be in accordance with records maintained by the Employer and shall be conclusive. Notwithstanding any other provision of this definition,

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the annual compensation taken into account under this definition for any year shall not exceed $150,000 (or such other number as may apply pursuant to Section 415(d) of the Code). In determining a Participant's compensation for purposes of this limitation, the family aggregation rules of section 414(q)(6) of the Code shall apply, except that in applying such rules, the term "family" shall include only the Participant's spouse, and any lineal descendants of the Participant who have not attained age 19 before the end of the year.

     1.12 "Contribution" means a contribution made under the Plan by the Employer for or on behalf of a Participant. Contributions include Salary Deferral Contributions, Fail-Safe Contributions, and Matching Contributions.

     1.13 "Direct Rollover" means a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

     1.14 "Disability" means total and permanent disability for a period of at least six months, as defined by the group disability benefit plan maintained by the Participant's Employer.

     1.15 "Distributee" includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are Distributees with regard to the interest of the spouse or former spouse.

     1.16  "Effective Date" of this Plan means January 1, 1995.

     1.17 "Eligible Employee" means any Employee whose Employment Commencement Date occurred on or after January 1, 1995, and who has completed at least one Year of Service. Notwithstanding the foregoing, Eligible Employees shall include neither leased employees within the meaning of Section 414(n) of the Code, nor Employees included in a unit of Employees covered by a collective bargaining agreement between the Employer and the employee representatives in the negotiation of which retirement benefits were the subject of good faith bargaining, unless such bargaining agreement provides for participation in the Plan.

     1.18 "Eligible Retirement Plan" means an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

     1.19 "Eligible Rollover Distribution" means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does

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not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

     1.20 "Employee" means any person who is engaged in the conduct of the business of the Employer, except independent contractors.

     1.21 "Employer" means Liberty National Life Insurance Company and any other business organization that succeeds to its business and elects to continue this Plan and any Affiliated Company that adopts this Plan.

     1.22 "Employment Commencement Date" means the date on which an Employee was first credited with an Hour of Service.

     1.23 "Employment Recommencement Date" means the date on which an Employee was first credited with an Hour of Service after incurring any Break In Service.

     1.24 "Entry Date" means the first business day of each week of the year.

     1.25 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.26 "Excess Salary Deferral Contributions" means, with respect to any affected Participant, the amount of the Participant's actual Salary Deferral Contributions minus the product of the Participant's Compensation and his adjusted actual deferral ratio (as determined below).

     Affected Participants and their adjusted actual deferral ratios are identified as follows: The Highly Compensated Employee having the highest actual deferral ratio is identified. The amount of his Salary Deferral Contribution is reduced until (i) the ADP Test is satisfied or (ii) his actual deferral ratio equals the actual deferral ratio of the Highly Compensated Employee having the second highest actual deferral ratio. If part (ii) of the preceding sentence applies, the Salary Deferral Contributions of these two Highly Compensated Employees are reduced until (i) the ADP Test is satisfied or
(ii) their actual deferral ratios equal the actual deferral ratio of the Highly Compensated Employee who originally had the third highest actual deferral ratio. This process is repeated until the ADP test is satisfied.

     In the case of a Highly Compensated "family unit" to whom Excess Salary Deferral Contributions must be distributed, Excess Salary Deferral Contributions are allocated among family members in proportion to the original contributions of each family member.

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     The amount of Excess Salary Deferrals with respect to an Employee for a
Plan Year is reduced by amounts previously distributed to such Employee pursuant to sections 3.1(b), 3.1(c) of the Plan for the Employee's taxable year ending with or within the Plan Year.

     1.27 "Excess Matching Contributions" means, with respect to any affected Participant, the amount of the Participant's actual Matching Contributions minus the product of the Participant's Compensation and his adjusted actual contribution ratio (as determined below).

     Affected Participants and their adjusted actual contribution ratios are identified as follows: The Highly Compensated Employee having the highest actual contribution ratio is identified. The amount of his Matching Contribution shall be reduced until (i) the ACP Test is satisfied or (ii) his actual contribution ratio equals the actual contribution ratio of the Highly Compensated Employee having the second highest actual contribution ratio. If part (ii) of the preceding sentence applies, the Matching Contributions of these two Highly Compensated Employees are reduced until (i) the ACP Test is satisfied or (ii) their actual contribution ratios equal the actual contribution ratio of the Highly Compensated Employee who originally had the third highest actual contribution ratio. This process is repeated until the ACP test is satisfied.

     In the case of a Highly Compensated "family unit" to whom Excess Matching Contributions must be distributed, Excess Matching Contributions are allocated among family members in proportion to the original contributions of each family member.

     1.28 "Forfeitures" means those portions of accounts that are forfeited and reallocated as described in Article 6.

     1.29 "Fund" or "Trust Fund" means money or property held by the Trustee pursuant to the Trust, including any of the Investment Funds.

     1.30 "Highly Compensated Eligible Employee" means an Eligible Employee who is a Highly Compensated Employee.

     1.31 "Highly Compensated Employee" means either a highly compensated active employee or a highly compensated former employee.

     A highly compensated active employee includes any employee who performs service for the Employer during the determination year and who, during the look-back year: (i) received compensation from the Employer in excess of $75,000 (as adjusted pursuant to section 415(d) of the Code); (ii) received compensation from the Employer in excess of $50,000 (as adjusted pursuant to section 415(d) of the Code) and was a member of the top-paid group for such year; or (iii) was an officer of the Employer and received compensation during such year that is greater than 50 percent of the dollar limitation in effect under section 415(b)(1)(A) of the Code. The term "highly compensated employee" also includes:

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(i) employees who are both described in the preceding sentence if the term
"determination year" is substituted for the term "look-back year" and the employee is one of the 100 employees who received the most compensation from the Employer during the determination year; and (ii) employees who are 5 percent owners at any time during the look-back year or determination year.

     If no officer has satisfied the compensation requirement of (iii) above during either a determination year or look-back year, the highest paid officer for such year shall be treated as a highly compensated employee.

     For purposes of this definition of highly compensated employee, the determination year is the plan year for which the determination of who is highly compensated is being made. The look-back year is the twelve-month period immediately preceding the determination year.

     A highly compensated former employee includes any employee who separated from service (or was deemed to have separated) prior to the determination year, performs no service for the Employer during the determination year, and was a highly compensated active employee for either the separation year or any determination year ending on or after the employee's 55th birthday.

     If an employee is, during a determination year or look-back year, a family member of either a 5 percent owner who is an active or former employee or a highly compensated employee who is one of the 10 most highly compensated employees ranked on the basis of compensation paid by the Employer during such year, then the family member and the 5 percent owner or top-ten highly compensated employee shall be aggregated. In such case, the family member and 5 percent owner or top-ten highly compensated employee shall be treated as a single employee receiving compensation and plan contributions or benefits equal to the sum of such compensation and contributions or benefits of the family member and 5 percent owner or top-ten highly compensated employee. For purposes of this section, family member includes the spouse, lineal ascendants and descendants of the employee or former employee, and the spouses of such lineal ascendants and descendants.

     The determination of who is a highly compensated employee, including the determinations of the number and identity of employees in the top-paid group, the top 100 employees, the number of employees treated as officers, and the compensation that is considered, will be made in accordance with section 414(q) of the Code and the regulations thereunder.

     1.32 "Hour of Service" means

     (a) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer (or for an Affiliated Company in the case of an Employee who has transferred his employment to the Employer from such Affiliated Company) during the applicable computation period.

     (b) Each hour for which an Employee is paid, or entitled to payment, by the Employer (or by an Affiliated Company in the case of an Employee who has transferred his employment to the Employer from such Affiliated Company) on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including Disability), lay-off, jury duty, military duty, or Leave of Absence. An hour for which an Employee is directly or indirectly paid or entitled to payment on account of a period during which no duties are performed is not credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of providing severance benefits or complying with the applicable unemployment compensation laws. Hours of service are not credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee. This paragraph shall be administered so as to be in compliance with the regulations under Code
          Section 401(a)(4) that relate to crediting imputed service.

     (c) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by an Employer (or by an Affiliated Company, in the case of an Employee who has transferred his Employment to the Employer from such Affiliated Company). The same Hours of Service shall not be credited both under paragraph (a) or paragraph
          (b), as the case may be, and under this paragraph (c).

     (d) If, in accordance with regulations under Code Section 401(a)(4) and in accordance with standard personnel policies applied in a nondiscriminatory manner to all Employees similarly situated, the Employer determines in writing that an Employee's approved, unpaid Leave of Absence furthers the interest of the Employer, each hour for which the Employee on the approved unpaid Leave of Absence would normally have received credit under the Plan if he had been working in his regular employment for the Employer (or an Affiliated Company in the case of an Employee who has transferred his employment to the Employer from such Affiliated Company).

     (e) An Employee of the Employer (or an Affiliated Company in the case of an Employee who has transferred his Employment to the Employer from such Affiliated Company) who is regularly employed by such Employer (or Affiliated Company) for at least 40 hours a week shall be credited with forty-five Hours of Service if under this Plan he would be credited with at least one Hour of Service during the week.

     (f) An Employee of the Employer (or an Affiliated Company in the case of an Employee who has transferred his employment to the Employer from such Affiliated Company) who is not regularly employed by such Employer (or Affiliated Company) for at least 40 hours a week shall be credited with the actual Hours of Service for which he is paid or entitled to credit under the Plan.

     (g) Hours of Service shall be calculated and credited pursuant to section 2530.200b-2 of the Department of Labor Regulations which are incorporated herein by reference.

     (h) In the case of an Employee who is paid on a commission basis, he will be deemed to perform his first Hour of Service on the date on which he is first designated an Employee by the Employer.

     1.33 "Investment Fund" means one of several funds in which the Trustee may invest all or a portion of a Participant's Account Balance. Such funds may include, but shall not be limited to, a money market fund, a bond fund, a stock fund, a total return fund, and a general fund. The Trustee reserves the right to change the investment options available to Participants, but each fund made available will be administered by financial institutions or mutual funds.

     1.34 "Leave of Absence" means an authorized temporary absence from employment based on the Employer's standard personnel practices.

     1.35 "Nonhighly Compensated Eligible Employee" means an Eligible Employee who is not a Highly Compensated Employee.

     1.36 "Normal Retirement Age" means age 65.

     1.37 "Participant" means any Eligible Employee who has an account balance under the Plan.

     1.38 "Plan" means the Liberty National Life Insurance Company 401(k) Plan.

     1.39 "Plan Year" means the period from January 1 through December 31, annually.

     1.40 "Required Beginning Date" means April 1 of the calendar year following the calendar year in which the Participant attains (or would have attained) age 70 1/2.

     1.41 "Retirement" means any termination of employment on or after the Participant's Normal Retirement Age.

     1.42 "Severance From Service Date" means the date on which an Employee terminates employment with the Employer. Such date shall be the earlier of:

     (a)  the date of death, retirement, or other termination of employment; or

     (b) the date on which absence occurs for more than one year due to any other reason, unless the Employee has been granted a Leave of Absence in excess of one year; provided, however, a Severance From Service Date shall occur when an Employee fails to return to active employment with the Employer within thirty (30) days after the authorized Leave of Absence expires.

     1.43 "Testing Compensation" means all remuneration paid by an Employer to an Eligible Employee during the Plan Year that is required to be reported as wages on such Eligible Employee's Form W-2, including amounts that were previously deferred pursuant to an unfunded non-qualified plan and that are currently includable in the Employee's gross income; or such other compensation as determined by the Committee in accordance with applicable law. For each Plan Year the Committee shall determine whether or not Testing Compensation shall include amounts which are not currently includable in the Eligible Employee's gross income by reason of the application of sections 125, 401(k), 402(h)(1)(B), or 403(b) of the Code.

     Notwithstanding any other provision of this definition, the annual compensation taken into account under this definition for any year shall not exceed $150,000 (or such other number as may apply pursuant to Section 415(d) of the Code). In determining a Participant's compensation for purposes of this limitation, the family aggregation rules of section 414(q)(6) of the Code shall apply, except that in applying such rules, the term "family" shall include only the Participant's spouse, and any lineal descendants of the Participant who have not attained age 19 before the end of the year.

     1.44 "Trust" means the legal document governing the management of Plan assets, as agreed to by the Employer and the Trustee, and by which the rights and liabilities of the Employer and Trustee are fixed with respect to managing and controlling the assets.

     1.45 "Trustee" means the individual(s), bank(s), trust company(ies), or other financial institution(s) designated by the Employer to hold and manage the Trust Fund.

     1.46 "Valuation Date" means the last business day of each Plan Year, and such other dates as the Committee, in its sole discretion, may determine.

     1.47 "Vested Account Balance" means that portion of a Participant's Account Balance to which he has a nonforfeitable right, in accordance with the provisions of the Plan. For purposes of determining the amount of a benefit payment, the value of the Vested Account Balance shall be determined as of the Valuation Date immediately preceding (or coinciding with) the date the plan administrator receives properly completed election forms from the Participant or Beneficiary. The administrator may change the method for determining the date as of which Vested Account Balances are valued, provided such new policy is expressed in writing and is applied prospectively only.

     1.48 "Vesting Service" means the Years of Service credited to a Participant under section 6.3 for purposes of determining the Participant's vested percentage of the balance in his Matching Account.

     1.49 "Year of Service" means a 12-consecutive-month period, measured from an Employee's Employment Commencement Date or Employment Recommencement Date, or any anniversary thereof, during which such Employee completes at least 1,000 Hours of Service. Service, as determined above, with an Affiliated Company, whether or not it adopts this Plan, shall be considered service with the Employer, if the individual becomes an Employee of the Employer.


2.   PARTICIPATION IN THE PLAN
     -------------------------

     An Employee may begin participation in the Plan as of the Entry Date coincident with or immediately following the date he becomes an Eligible Employee, provided such Employee is employed by the Employer on such Entry Date. An individual who has ceased participation in the Plan and who is rehired by the Employer shall become a Participant as of the date of rehire, unless he has had a one-year Break in Service. If an individual resumes employment with the Employer after a one-year Break in Service, he shall become a Participant upon completion of a Year of Service, retroactive to a date which is not later than the date of rehire.


3.   CONTRIBUTIONS
     -------------

     3.1  Salary Deferral Contributions.
          -----------------------------

          (a) Each Eligible Employee may authorize the Employer to reduce his Compensation by up to 16 percent, and to have such amount deposited to the Participant's Salary Deferral Account as "Salary Deferral Contributions" hereunder. However, the total Salary Deferral Contributions made on a Participant's behalf during such Participant's taxable year may not exceed $7000 (or such other number as may apply pursuant to Section 402(g) of the Code).

          (b) In the event the dollar limit described above is exceeded when one takes into account only contributions to the Plan and/or any other plan, contract, or arrangement of the Employer that is subject to Section 402(g) of the Code, (i) the Participant is deemed to notify the Committee of such excess deferral, and (ii) the Committee shall direct the Trustee of the Plan to distribute such excess amount, and any income or loss allocable to such amount, to the Participant no later than the first April 15th following the close of the Participant's taxable year. Matching Contributions attributable to such excess deferral shall be forfeited and applied like other forfeitures.

          (c) In the event a Participant is also a participant in one or more of the following types of arrangements sponsored by another employer:

              (i) another qualified cash or deferred arrangement (as defined in Code section 401(k)),

              (ii) a simplified employee pension (as defined in Code section 408(k)),

              (iii) a salary reduction arrangement (as defined in Code section
                    3121(a)(5)(D)), or

              (iv)  a 403(b) annuity contract or custodial account,

              and the elective deferrals (as defined in Code section 402(g)(3)) made under such other arrangement(s) and his or her salary or wage deferrals made under this Plan cumulatively exceed the $7,000 limitation (as adjusted) for such Participant's taxable year, the Participant may, not later than March 1st following the close of such Participant's taxable year, notify the Committee in writing of such excess and request that his or her salary or wage deferrals made under this Plan be reduced by an amount specified by the Participant. Such amount, and any income or loss allocable to such amount, shall then be distributed at the same time and in the same manner as provided in paragraph (b) above.

          (d) If the Committee determines during the course of the Participant's taxable year that an excess deferral has been made on behalf of a Participant during such taxable year, the Committee may direct the Trustee to make a corrective distribution of such excess deferral before the end of the taxable year. Such a corrective distribution is permissible only if (i) the Participant notifies the Committee of the excess deferral

               (or, under the circumstances described in paragraph (b) above, the Participant is deemed to have made such notification), (ii) the corrective distribution is made after the date on which the Plan receives the excess deferral, and (iii) the distribution is designated as a distribution of an excess deferral.

          (e) The Plan may use any reasonable method for computing the income allocable to such excess amounts, provided that the method does not violate section 401(a)(4) of the Code, is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants' Accounts. In no event, however, shall a Participant receive from the Plan as a corrective distribution for the taxable year an amount in excess of the Participant's total salary and wage deferrals under the Plan for the taxable year.

          (f) Any excess deferrals for the Participant's taxable year that would otherwise be distributed to the Participant shall be reduced, in accordance with Treasury Regulations, by the amount of Excess Salary Deferral Contributions previously distributed to the Participant for the Plan Year beginning with or within such taxable year.

          (g) The Committee reserves the right to reduce Salary Deferral Contributions on behalf of Highly Compensated Employees to the extent necessary to preserve the Plan's qualified status under the Internal Revenue Code.

     3.2 Participant's Elections. Each Eligible Employee who wishes to participate in the Plan shall file a written election form with the Committee specifying the portion of his Compensation to be contributed to the Plan as a Salary Deferral Contribution. The form shall also designate a beneficiary and specify any applicable investment choices. The election shall take effect as soon as administratively practicable, and the portion of Compensation contributed shall be deposited to the Participant's "Salary Deferral Account." Such election of the Participant shall remain in effect until a new election is filed with the Committee in accordance with Section 33.

     3.3 Adjustments to Salary Deferral Contributions. A Participant may elect to change his rate of Salary Deferral Contributions up to eight times in any Plan Year. The change in election shall be submitted in writing to the Committee, and shall take effect as soon as administratively practicable, but no sooner than the first day of any payroll period after the Participant submits his change in election.

     3.4 Matching Contributions. For each pay period, the Employer shall forward to the Trust a Matching Contribution on behalf of each Participant equal to 35% of the Participant's

Salary Deferral Contribution for such pay period, to the extent the Participant's Salary Deferral Contribution does not exceed 6% of the Participant's Compensation for such pay period. That is, the Employer's Matching Contribution made on behalf of a Participant shall not exceed 2.1% of the Participant's Compensation for the pay period. Such Matching Contributions shall be made to the Participant's Matching Account. The Company shall have the authority to change the rate of Matching Contribution, provided such new rate is communicated to Participants.

     3.5 Fail-Safe Contributions. If the Plan fails to satisfy the ADP Test or ACP Test, the Employer may, in its discretion, make Fail-Safe Contributions on behalf of Participants who are Nonhighly Compensated Employees. Such Fail-Safe Contributions shall, for any Plan Year, be in an amount sufficient, when allocated among active Participants who are Nonhighly Compensated Employees, to bring the Plan into compliance with the ADP Test or ACP Test. Such additional Fail-Safe Contributions shall be allocated to the Salary Deferral Account of each such Participant in the same proportion that each such Participant's Compensation for the year bears to the total Compensation of all such Participants. In the alternative, such contributions may be distributed to accounts of Participants who are Nonhighly Compensated Employees in any nondiscriminatory manner. Participants whose participation in the Plan for the Plan Year in question is limited to maintenance of a Rollover Account need not be included in the distribution of Fail-Safe Contributions. Fail-Safe Contributions shall be vested at all times. Fail-Safe Contributions shall also be subject to the same distribution restrictions that Salary Deferral Contributions are subject to, as described in section 401(k)(2)(B) of the Code. Fail-Safe Contributions, however, and income attributable to such contributions, may not be distributed on account of financial hardship.

     Fail-Safe Contributions may be used to pass the ADP Test or ACP Test only if they satisfy the requirements of Treasury Regulation Section 1.401(k)- 1(b)(3).

     3.6 Makeup Contributions. To the extent required by the Uniformed Services Employment and Reemployment Rights Act of 1994 and otherwise permitted by applicable law, an employee who has been absent from work by reason of military duty may make up missed Salary Deferral Contributions and shall be entitled to have related Matching Contributions credited to his Account.

     3.7 Overall Limits on Contributions. In no event shall the Annual Addition for a Participant exceed the lesser of:

          (a)  25% of the Participant's compensation for the Plan Year, or

          (b) $30,000, or the applicable limit in effect at any time in the future.

For purposes of this section 3.7 only, "compensation" shall mean the Participant's W-2 compensation subject to income tax, i.e., such Participant's wages as defined in Code section

3401(a) and all other payments of compensation by the Employer for the Plan Year for which the Employer is required to furnish the Participant a written statement under Code sections 6041(d), 6051(a)(3), and 6052. Compensation must be determined without regard to any rules under Code section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed.

     If as a result of the allocation of Forfeitures, a reasonable error in estimating a Participant's Compensation, or other facts and circumstances to which Treasury Regulation section 1.415-6(b)(6) shall be applicable, the Annual Additions under this Plan would cause the maximum Annual Additions to be exceeded for any Participant, the Committee shall (1) return any Salary Deferral Contributions credited for the Plan Year (unadjusted for earnings or losses) to the extent the return would reduce the excess amount allocated to the Participant (2) hold any excess amount remaining after the return of salary or wage deferrals in a "Section 415 suspense account," (3) allocate and reallocate the "Section 415 suspense account" funds in the next Plan Year (and succeeding Plan Years if necessary) to all Participants in the Plan before any Employer contributions which would constitute Annual Additions are made to the Plan for such Plan Year, and (4) reduce Matching Contributions to the Plan for such Plan Year the amount of the "Section 415 suspense account" allocated and reallocated during such Plan Year. The Plan may not distribute excess amounts to Participants except as provided for above. Matching Contributions attributable to returned Salary Deferral Contributions shall be placed in the "Section 415 suspense account." The sum of suspended Matching Contributions and returned Salary Deferral Contributions shall not exceed the amount necessary to reduce the Participant's Annual Additions to an acceptable level. The "Section 415 suspense account" shall not share in any earnings or losses of the Trust Fund.

     3.8 Permitted Employer Refunds. Employer contributions hereunder are made with the understanding that this Plan will qualify under Code Section 401, and that such contributions will be deductible under Code Section 404. Any contribution that is disallowed as a deduction shall be refunded to the Employer within one year of such disallowance.

          (a) If approval of the Plan as originally adopted or, as amended, is denied, Employer contributions affected by such denial shall be returned to the Employer within one year after the denial occurs.

          (b) Any contribution made by the Employer due to a mistake of fact shall be refunded to the Employer within one year of such contribution.

          (c) Refunds of contributions due to a disallowance, denial, or mistake of fact shall be governed by the following requirements:

               (i) earnings attributable to the amount being refunded shall remain in the Plan, but losses thereto must reduce the amount to be refunded.

               (ii) in no event may a refund be made that would cause the
                    Account Balance of any Participant to be reduced to less than what the Participant's Account Balance would have been had the mistaken amount not been contributed.

     3.9 Timing of Deposits. The Employer shall deposit the Salary Deferral Contributions to the Trust under the terms hereof no later than 30 days after the end of the month during which such amounts would otherwise have been paid to the Employee or such other time period permitted by applicable regulations. The Matching Contributions made on behalf of each Participant shall be paid by the Employer to the Trustee and allocated to such Participant's Matching Account as soon as practicable after the end of every pay period. All other Employer contributions under the Plan shall be deposited to the Trust prior to the due date for filing the Employer's federal income tax return for the fiscal year, including any extension thereto.


4.   ADP and ACP NONDISCRIMINATION TESTS
     -----------------------------------

     4.1 Satisfaction of ADP and ACP Tests. Contributions under the Plan will satisfy the ADP and ACP Tests described in this Article, and the Employer will maintain such records as are necessary to demonstrate compliance with such tests, including records of the extent to which Fail-Safe Contributions are taken into account in calculating percentages.

     4.2 Actual Deferral Percentage. The "Actual Deferral Percentage" for a specified group of Eligible Employees for a Plan Year shall be the average of the deferral ratios calculated for Eligible Employees in such group by dividing
(a), below, by (b) below, where:

     (a) equals the amount of Salary Deferral Contributions--and Fail-Safe Contributions treated like Salary Deferral Contributions, if any--actually paid under the Plan on behalf of the Eligible Employee for such Plan Year, and

     (b) equals the Eligible Employee's Testing Compensation for such Plan Year.

     If a Highly Compensated Employee and one or more family members are aggregated in accordance with the family aggregation rule set out in section
1.31 of the Plan, then the actual deferral ratio for the family unit (which is treated as one Highly Compensated Employee) is calculated by dividing (a) by
(b), where (a) equals the sum of Salary Deferral Contributions actually paid under the Plan on behalf of all members of the aggregated family unit for such Plan Year, and (b) equals the sum of the Testing Compensations of all members of the aggregated family unit for such Plan Year. Except to the extent taken into account in the preceding sentence, Salary Deferral Contributions and Testing Compensation of members of the family unit are disregarded in determining actual deferral percentages for the groups of Highly Compensated Employees and Nonhighly Compensated Employees.

     4.3 ADP Test. The Actual Deferral Percentage for Highly Compensated Eligible Employees for any Plan Year shall not exceed, in such Plan Year, the greater of (a) or (b) as follows:

          (a) The Actual Deferral Percentage for Nonhighly Compensated Eligible Employees multiplied by 1.25 (or the applicable limit in effect at any time in the future), or

          (b) The Actual Deferral Percentage for Nonhighly Compensated Eligible Employees multiplied by 2 (or the applicable limit in effect at any time in the future); provided however, the Actual Deferral Percentage for Highly Compensated Eligible Employees may not exceed the Actual Deferral Percentage for Nonhighly Compensated Eligible Employees by more than 2 percentage points (or the applicable limit in effect at any time in the future).

     4.4 Actual Contribution Percentage. The "Actual Contribution Percentage" for a specified group of Eligible Employees for a Plan Year shall be the average of the contribution ratios calculated for Eligible Employees in such group by dividing (a), below, by (b), below, where:

     (a) equals the amount of Matching Contributions--and Fail-Safe Contributions treated like Matching Contributions, if any--actually paid under the Plan on behalf of the Eligible Employee for such Plan Year, and

     (b) equals the Eligible Employee's Testing Compensation for such Plan Year.

     If a Highly Compensated Employee and one or more family members are aggregated in accordance with the family aggregation rule set out in section
1.31 of the Plan, then the actual contribution ratio for the family unit (which is treated as one Highly Compensated Employee) is calculated by dividing (a) by
(b), where (a) equals the sum of Matching Contributions actually paid under the Plan on behalf of all members of the aggregated family unit for such Plan Year, and (b) equals the sum of the Testing Compensations of all members of the aggregated family unit for such Plan Year. Except to the extent taken into account in the preceding sentence, Matching Contributions and Testing Compensation of members of the family unit are disregarded in determining actual contribution percentages for the groups of Highly Compensated Employees and Nonhighly Compensated Employees.

     4.5 ACP Test. The Actual Contribution Percentage for Highly Compensated Eligible Employees for any Plan Year shall not exceed, in such Plan Year, the greater of (a) or (b) as follows:

          (a) the Actual Contribution Percentage for Nonhighly Compensated Eligible Employees multiplied by 1.25 (or the applicable limit in effect at any time in the future), or

          (b) the Actual Contribution Percentage for Nonhighly Compensated Eligible Employees multiplied by 2 (or the applicable limit in effect at any time in the future); provided, however, the Actual Contribution Percentage for Highly Compensated Eligible Employees may not exceed the Actual Contribution Percentage for Nonhighly Compensated Eligible Employee by more than 2 percentage points (or the applicable limit in effect at any time in the future).


     4.6 Compliance Measures. If the ADP or ACP tests are not satisfied, or if there is a possibility such tests will not be satisfied, the Employer may, in its discretion, take any one or more of the following actions: (a) reduce Salary Deferral Contributions on behalf of one or more Highly Compensated Employees,
(b) make Fail-Safe Contributions in accordance with Section 3.5, or (c) distribute Excess Salary Deferral Contributions and Excess Matching Contributions as defined in sections 1.26 and 1.27. If the Employer distributes Excess Salary Deferral Contributions or Excess Matching Contributions, it shall also distribute income allocable to such Contributions, both for the Plan Year and for the period between the end of the Plan Year and the time of distribution. The amount of such income shall be determined in accordance with Treasury regulations. Moreover, if the Employer relies on the distribution of Excess Salary Deferral Contributions or Excess Matching Contributions to satisfy the ADP or ACP Tests, such contributions and income allocable thereto must be distributed by the close of the Plan Year following the Plan Year in which such excess contributions were made. Moreover, the Employer will be liable for a 10% excise tax on the amount of such excess contributions unless the contributions are distributed within 2 1/2 months of the close of the Plan Year in which such contributions were made.

     If the Employer uses the method of compliance described in Sections 4.3(b) and 4.5(b) above to satisfy both the ADP and ACP tests, actual contribution ratios for Highly Compensated Employees shall be reduced in accordance with regulations adopted pursuant to Section 401(m)(9)(A) of the Code.


5.   PARTICIPANT ACCOUNTS
     --------------------

     5.1 Establishment of Accounts. A Salary Deferral Account, a Matching Account, and, if applicable, a Rollover Account shall be established for each Participant in accordance with the provisions of Articles 3 and 8, as applicable. All Contributions by or on behalf of a Participant shall be deposited to the appropriate Account.

     5.2 Valuation of Accounts. As of each Valuation Date, the Accounts of each Participant shall be adjusted to reflect any appreciation or depreciation in the fair market value of a Fund and income or losses earned by the Fund. The fair market value of a Fund shall be determined by the Trustee and communicated to the Committee in writing. It shall represent the fair market value of all securities or other property held for the respective Fund, plus cash and accrued earnings, less accrued expenses and proper charges against the Fund as of the Valuation Date. The Trustee's determination shall be final and conclusive for all purposes of this Plan. Participant Accounts shall be adjusted in proportion to the balance in each Participant's Accounts on the previous Valuation Date, plus additions and less distributions.

     5.3 Adjustments to Accounts. When determining the value of Participant Accounts, any deposits due that have not been deposited to a Fund shall be added to the proper Accounts. Similarly, adjustment for appreciation or depreciation shall be deemed to have been made as of the Valuation Date to which the adjustment relates.


6.   VESTING
     -------

     6.1 Salary Deferral and Rollover Accounts. A Participant shall at all times be fully vested and have a nonforfeitable interest in the balance of his Salary Deferral and Rollover Accounts, including amounts contributed to his Salary Deferral Account as Fail-Safe Contributions.

     6.2 Matching Account. A Participant shall have a vested and nonforfeitable interest in a percentage of his Matching Account based on his completed Years of Service, as specified below:

                Completed Years         Vested Nonforfeitable
                  of Service                  Percentage
                       2                          10%
                       3                          20
                       4                          40
                       5                          60
                       6                          80
                       7                         100

     6.3  Rules for Crediting Vesting Service.

          (a) Subject to the following provisions, a Participant's Vesting Service shall mean the sum of a Participant's Years of Service under the Plan.

          (b) If an Employee is on an authorized unpaid leave of absence granted by his Employer in accordance with standard personnel policies of the Employer applied in a nondiscriminatory manner to all Employee similarly situated, his period of absence shall not be considered a Break in Service and shall be counted as Vesting Service upon his return to active employment.

          (c) To the extent required by the Uniformed Services Employment and Reemployment Rights Act of 1994, an Employee who is absent from work by reason of military duty (i) shall not incur a Break in Service by reason of such absence and (ii) shall be credited with Vesting Service during such absence.

          (d) For purposes of determining whether an Employee has incurred a Break in Service, an Employee shall be credited with Hours of Service during an uncompensated absence by reason of:

               (i)    the pregnancy of the Employee,

               (ii)   the birth of a child of the Employee,

               (iii) the placement of a child with the Employee in connection with the adoption of such child by the Employee, or

               (iv) for purposes of caring for the child beginning immediately after such birth or placement;

               provided, the Employee shall, during the period of absence, be credited with the Hours of Service that would have been credited at his or her normal work rate but for such absence, or, if the number of Hours of Service based on a normal rate cannot be determined, the Employee shall be credited with 8 Hours of Service per day of such absence. The Employee shall be credited with no more than 501 Hours of Service during said absence (unless the Employer gives more credit pursuant to paragraph (b) above) and credit shall be given in the Plan Year in which such absence begins if necessary to prevent a Break In Service, otherwise in the following Plan Year.

          (e) An Employee who terminates employment with the Employer with no vested percentage of his Matching Account shall, if he returns to Employment, have no credit for Vesting Service prior to such termination of employment if the total of his consecutive one-year Breaks in Service immediately preceding his reemployment exceeds the greater of five years or his aggregate years of Vesting Service before such termination (whether or not consecutive, but excluding Vesting Service previously disregarded under this rule).

          (f) Vesting Service of an Employee reemployed following five or more one-year Breaks in Service shall not be counted for the purpose of computing his vested percentage in his Matching Account derived from contributions accrued before his termination of employment with the Employer. Separate records shall be maintained reflecting the Participant's vested percentage in his Matching Account attributable to service before terminating employment and reflecting the Participant's vested percentage in such account attributable to service after reemployment.


     6.4 Forfeitures. The forfeitable amount credited to the accounts of a Participant shall be forfeited and applied as provided for by Section 6.6 upon the earlier of

          (a) the occurrence of 5 consecutive one-year Breaks in Service of such Participant, or

          (b)  the distribution of the Participant's Vested Account Balance.


     6.5  Reinstatement of Nonvested Interest Upon Reemployment.

          (a) Reinstatement. If a Participant receives a distribution that results in a Forfeiture under Section 6.3, his Forfeiture (unadjusted by subsequent gains or losses) shall be reinstated if he returns to the service of the Employer and repays the full amount of the distribution before the earlier of

               (i) 5 years after the Participant's Employment Recommencement Date, or

               (ii) the close of the first period of 5 consecutive one-year Breaks in Service after the distribution.

          (b) Source of Funds for Reinstatement. Notwithstanding anything herein to the contrary, the Forfeiture so reinstated shall be derived first from Forfeitures arising during the Plan Year of such reinstatement, then from income or gain to the Plan, and then from additional Employer contributions.

     6.6 Allocation of Forfeitures. Forfeitures occurring during any Plan Year in the Account of a Participant shall be applied toward payment of Matching Contributions described in section 3.4.


7.   INVESTMENT ELECTIONS
     --------------------

     7.1 Investment of Contributions. Each Participant may elect to have future Contributions made on his behalf, or a portion thereof, invested in any of the Investment Funds. The Committee reserves the right to require that such elections apply to at least 25% (or such other percentage as the Committee may, in its discretion, determine) of the balance in a Participant's Accounts.

     7.2 Investment Elections. Each Participant may make the elections described in Section 7.1 by filing an election form with the Committee upon becoming a Participant. Such elections may be changed prospectively by delivering a new election form to the Committee by a reasonable deadline to be established by the Committee. Only one such change may be made between Valuation Dates, and such changes may not be made more frequently than eight times in a calendar year. Notwithstanding the foregoing, the Committee reserves the right to impose restrictions on the manner in which investment elections are made, as long as such restrictions do not, by design or operation, discriminate against Nonhighly Compensated Employees.

     7.3 Investment Transfers. Each Participant may elect to have the assets in any Investment Fund, or a portion thereof, transferred to any other Investment Fund. Only one such change may be made between Valuation Dates, and such changes may not be made more frequently than eight times in a calendar year. Notwithstanding the foregoing, the Committee reserves the right to impose restrictions on the manner in which investment elections are made, as long as such restrictions do not, by design or operation, discriminate against Nonhighly Compensated Employees. The Committee shall also have the right to restrict transfers from one Investment Fund to another whenever, in its judgment, such restriction is necessary to protect the Investment Funds or is necessitated by the investments underlying the Investment Funds.

     7.4 Transfer of Assets. The Committee shall direct the Trustee to transfer monies or other property from one Investment Fund to any other Investment Fund as may be necessary to carry out the aggregate transfer transactions after the Committee has caused the necessary entries to be made in the Participant's Accounts in the Investment Funds and has reconciled offsetting transfer elections.

8.   DISTRIBUTIONS
     -------------

     8.1 Spousal Consent. Payment of all benefits shall be subject to written consent of the Participant's spouse, unless section 8.2(c) applies to the distribution.

     8.2  Payment of Benefits.
          -------------------

          (a) Termination of Employment due to Retirement, Death, or Disability. A Participant who terminates employment due to Retirement or Disability shall be fully vested in his Account Balance and entitled to receive his Vested Account Balance in accordance with the provisions of Sections 8.2 and 8.4. A Participant who dies shall be fully vested in his Account Balance and the Participant's Beneficiary shall be entitled to receive the deceased Participant's Vested Account Balance in accordance with the provisions of Sections 8.2 and 8.4.

          (b) Termination of Employment for Reason Other Than Retirement, Death, or Disability. A Participant who terminates employment for any reason other than Retirement, death, or Disability shall receive his Vested Account Balance on or after his Normal Retirement Age in accordance with the provisions of Section 8.2 and 8.4 below; provided, however, that such Participant may elect in writing to receive his Vested Account Balance as soon as is practicable after the first Valuation Date that occurs at least 90 days following his Severance From Service Date.

          (c) Cashouts. Notwithstanding the foregoing, the Committee shall direct the settlement of any Participant's Account in a single sum payment if the Participant's Vested Account Balance is $3,500 or less (or such greater amount as may be permitted, from time to time, under applicable law).

          (d) Waiver of 30-day waiting period. If a distribution is one to which sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice required under section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

               (1) the Committee clearly informs the Participant that he has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution, and

               (2) the Participant, after receiving the notice, affirmatively elects a distribution.

     8.3  Form of Payment.  All benefits under the Plan shall be paid as single
          ---------------
sums in cash.

     8.4  Revocation of Election and Designation of Beneficiary.
          -----------------------------------------------------

          (a) Revocation of Election. An election by a Participant to receive his benefit in a single sum or in monthly installments may be revoked and a new election may be filed in writing with the Committee any time prior to the commencement of benefits.

          (b) Designation of Beneficiary. Each Participant may designate in writing a Beneficiary to whom, in the event of the Participant's death, the Participant's Vested Account Balance or any unpaid portion thereof shall be payable. Notwithstanding the preceding, a Participant who designates a Beneficiary other than his spouse must provide the Committee with the written consent of such Participant's spouse to such Participant's designation of another beneficiary. The spousal consent must (i) be in writing and witnessed by a Plan representative or a notary public, (ii) designate a specific alternative beneficiary or class of beneficiaries or expressly allow for later changes without further spousal consent, and (iii) acknowledge the effect of the election. The Beneficiary so designated may be changed by the Participant at any time by signing and filing with the Committee a written notification of such change of Beneficiary, and the Participant's spouse, if any, must consent to such change in the manner set forth above, unless the spouse has made a previous consent that expressly allows for later changes without further consent.

          (c) Conclusiveness of Committee's Records. The facts as shown by the records of the Committee at the time of death shall be conclusive as to the identity of the proper payee and the amount properly payable, and payment made in accordance with such facts shall constitute a complete discharge of any and all obligations hereunder and under the Trust.

          (d) No Beneficiary Named. If no such Beneficiary designation is on file with Committee at the death of the Participant, or if such designation is not effective for any reason, then the Participant's Vested Account Balance or any unpaid portion thereof shall be payable to the deceased Participant's spouse, if living. If such spouse is not living, payment shall be made to the executors or administrators of the deceased Participant's estate.

     8.5  When Benefits Must Be Paid.

          (a) Notwithstanding anything herein to the contrary, unless he elects otherwise, a Participant's benefits shall commence no later than 60 days after the close of the Plan Year in which occurs the later of the Participant's Severance From Service Date or his attainment of age 65.

          (b)  Required Beginning Date.  Notwithstanding the provisions of
               Section 85, a Participant may elect to defer the commencement of benefits by completing a deferral election on a form approved by the Committee. No Participant may delay the commencement of benefits beyond his Required Beginning Date, even if he is still working.

          (c) Required Distribution Rules. Distributions from the Plan shall be made in accordance with the required distribution rules set out in Section 401(a)(9) of the Code and applicable regulations.

          (d) If Participant Dies Before Distribution Has Begun. If the Participant dies before distribution has begun, benefits must commence to the Participant's Beneficiary by December 31 of the year following the year of the Participant's death. If the Beneficiary is not an individual, the entire interest must be distributed by December 31 of the calendar year that contains the fifth anniversary of the Participant's death. If the Beneficiary is the Participants' surviving spouse, however, payment need not commence until December 31 of the year in which the Participant would have attained age 70-1/2.

          (e) Calculation of Life Expectancies. For purposes of the required distribution rules of Code Section 401(a)(9), life expectancies shall not be recalculated.

     8.6 Earnings on Undistributed Benefits. A Participant's Account balance shall share in investment income and/or depreciation in accordance with the provisions of the Plan until it is fully liquidated.

     8.7 Direct Rollover Provision. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

     8.8 Rollovers into the Plan. Subject to approval of the Committee, a Participant may make a rollover into the Trust of amounts accumulated for the Participant under any other qualified employer-provided retirement plan or plans; provided, however, the Participant certifies that the amount being rolled over qualifies under applicable law and regulations. The amount rolled over shall become subject to all of the terms and conditions of this Plan after it is rolled over. The amounts rolled over shall be deposited in a separate account herein referred to as a "Rollover Account" and shall be invested in the same manner as other Participant Accounts. The Rollover Account shall be fully vested and nonforfeitable at all times.

     8.9 Hardship Withdrawals. Upon the application by any Participant to the Committee, accompanied by written spousal consent, the Committee may at any time permit such Participant to withdraw all or a portion of the amounts then credited to his or her Salary Deferral Account, (not including the earnings thereon attributable to the year of the withdrawal or any prior year) if the withdrawal is made on account of financial hardship. A withdrawal is made on account of financial hardship if the withdrawal both (i) is made on account of an immediate and heavy financial need of the Participant and (ii) is necessary to satisfy the financial need. A withdrawal will not be considered made on account of an immediate and heavy financial need unless it is made for one or more of the following purposes:

          (a) costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

          (b) payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, or for the Participant's spouse, children, or dependents (as defined in section 152 of the Code);

          (c) payments to prevent eviction of the Participant from the Participant's principal residence or foreclosure on the mortgage on that residence; or

A hardship withdrawal will not be considered necessary to satisfy the financial need unless the following requirements are satisfied:

          (1) The amount of the withdrawal does not exceed the amount of the need. The amount of the need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution.

          (2) The Participant has obtained all distributions, other than hardship distributions, and all nontaxable (at the time of the loan) loans currently available under all plans maintained by the Employer.

If a Participant's application for a hardship withdrawal is approved, the Committee shall then instruct the Trustee to make payment of the approved amount of the hardship withdrawal to the Participant.

Consequences of Hardship Withdrawals:
------------------------------------

     . A Participant who makes a hardship withdrawal is prohibited from making Salary Deferral Contributions or other elective or employee contributions to the Plan or to any other plan of the Employer for at least 12 months after receipt of the hardship withdrawal. For this purpose "any other plan of the Employer" includes any qualified or nonqualified plan of deferred compensation maintained by the Employer. The phrase does not include any health or welfare benefit plan, including one that is part of a cafeteria plan under section 125 of the Code.

     . In the case of a Participant who makes a hardship withdrawal, the Participant's adjusted $7000 maximum deferral limit for the next year is reduced by his deferrals made in the year of the hardship withdrawal.



9.   TOP-HEAVY PROVISIONS
     --------------------

     9.1 Top-Heavy Pre-emption. Notwithstanding any other provision of this Plan to the contrary, during any Plan Year in which this Plan is Top Heavy, as defined in Section 9.2(g) below, the Plan shall be governed in accordance with this Article 9, which shall take precedence over other sections hereof.

     9.2 Top-Heavy Definitions. For purposes of this Article 9, the following definitions shall apply:

          (a) "Compensation" means compensation as defined in Code section 416(i)(D).

          (b) "Contribution Rate" means the sum of contributions made by the Employer under this Plan, including Salary Deferral Contributions, to a Participant's Accounts divided by such Participant's compensation for the Plan Year. To determine the Contribution Rate, the Committee shall consider all qualified defined contribution plans maintained by the Employer (within the meaning of the Code) as a single plan.

          (c) "Determination Date" means the last day of the preceding Plan Year, or in the case of the first Plan Year, the last day of such Plan Year. For purposes of testing the Top-Heavy status of Required and Permissive Aggregation Groups, Determination Date means the date of each respective plan's Plan Year which occurs in the calendar year coincident with the Determination Date of this Plan.

          (d) "Key Employee" means any Employee or former Employee (and the beneficiaries of such Employee) who at any time during the determination period was (i) an officer of the Employer if such individual's annual compensation exceeds 50 percent of the dollar limitation under section 415(b)(1)(A) of the Code, (ii) an owner (or considered an owner under section 318 of the Code) of one of the ten largest interests in the Employer if such individual's compensation exceeds 100 percent of the dollar limitation under section 415(c)(1)(A) of the Code, (iii) a 5-percent owner of the Employer, or (iv) a 1-percent owner of the Employer who has an annual compensation of more than $150,000. Annual compensation means compensation as defined in section 415(c)(3) of the Code, but including amounts contributed by the Employer pursuant to a salary reduction agreement that are excludable from the Employee's gross income under section 125, section 402(a)(8), section 402(h), or section 403(b) of the Code. The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and the regulations thereunder.

          (e) "Non-Key Employee" means any Employee or Participant of this Plan who is not a Key Employee.

          (f) "Permissive Aggregation Group" means the Required Aggregation Group plus any other qualified plans maintained by the Employer and Affiliated Companies, but only if such group would satisfy in the aggregate the requirements of Sections 401(a)(4) and 410 of the Code. The Committee shall determine which plans to take into account in determining the Permissive Aggregation Group.

          (g)  "Required Aggregation Group" means:

                (i) Each qualified plan of the Employer and Affiliated Companies in which at least one (1) Key Employee participates; and

               (ii) Any other qualified plan of the Employer and Affiliated
                    Companies that enables a plan described in (i) to meet the requirements of Section 401(a)(4) or 410 of the Code.

          (h) "Top Heavy" means the status of the Plan in any Plan Year when the "Top-Heavy Ratio" as of the Determination Date exceeds sixty percent (60%).

                (i) "Top-Heavy Ratio" is the fraction (a) divided by (b),
                    determined where (a) equals the total Account Balances of all Key Employees and (b) equals the total Account Balances of all Employees.

               (ii) Notwithstanding (i) above, the Top-Heavy Ratio shall be computed pursuant to Section 416(g) of the Code and any regulations issued thereunder.

     9.3  Aggregation of Plans.

          (a)  All Required Aggregation Groups shall be considered (pursuant to
               Section 416(g) of the Code) with this Plan in determining whether this Plan is Top Heavy.

               (i) If such aggregation constitutes a Top-Heavy group, each plan so aggregated shall be considered Top Heavy.

               (ii) If such aggregation does not constitute a Top-Heavy group, none of the plans so aggregated shall be considered Top
                    Heavy.

          (b) At the direction of the Committee and subject to the restrictions of Section 401(a)(4) and 410 of the Code, Permissive Aggregation Groups may be considered with this Plan plus any Required Aggregation Groups to determine whether such group is Top Heavy. If such aggregation does not constitute a Top-Heavy group, none of the plans so aggregated shall be considered Top Heavy.

     9.4 Minimum Contribution Rate. For any Plan Year in which this Plan is Top Heavy, a minimum contribution shall be made for each Non-Key Employee employed on the last day of the Plan Year equal to the lesser of:

          (a)  three percent (3%) of such Participant's compensation.

          (b)  the highest Contribution Rate received by a Key Employee.

Salary Deferral Contributions made on behalf of each Key Employee shall be considered in determining the highest Contribution Rate received by a Key Employee. In addition, Salary Deferral Contributions made on behalf of each Non-Key Employee shall be considered in determining whether the Employer has satisfied the minimum top-heavy contribution requirement for the Non-Key Employee.

     9.5 Deposit of Minimum Contribution. The Committee shall deposit any minimum contribution made under this Article 9 to the Matching Account of each Non-Key Employee.

     9.6 Top Heavy Vesting Schedule. For any Plan Year in which this Plan is Top Heavy, the following vesting schedule shall apply:

          Completed Years                      Vested Nonforfeitable
           of Service                                Percentage
               2                                         20%
               3                                         40
               4                                         60
               5                                         80
               6                                        100


10.  MANAGEMENT OF THE FUND
     ----------------------

     10.1 Assets to Trust. All contributions to the Plan by the Employer and Employees shall be committed in trust to the Trustee selected by the Employer subject to the terms of the Trust, to be held, managed, and disposed of by the Trustee in accordance with the terms of the Trust.

     10.2 No Reversion to Employer. The Trust shall contain such provisions as shall render it impossible, except as is otherwise provided under the Plan, for any part of the corpus of the Trust or income thereon to be at any time used for, or diverted to, purposes other than for the exclusive benefit of Participants or their Beneficiaries. Further, it may set forth such other provisions relating to the custody, management, and disposition of the Trust assets by the Trustee as shall be deemed advisable by the Employer.


11.  DISCONTINUANCE AND LIABILITIES
     ------------------------------

     11.1 Termination. The Plan may be terminated at any time by the Employer, provided that no part of the corpus of the Trust or income thereon may be used for or diverted to purposes other than for the exclusive benefit of Participants or their Beneficiaries, active and retired Employees, except as is otherwise provided under the Plan. If the Plan is terminated, the assets of the Trust may, in the Employer's discretion,

          (a) be distributed as soon as is practicable after termination of the Plan (and, if required by the Employer, receipt of a favorable determination letter from the Internal Revenue Service) or

          (b) continue to be held for distribution in the same manner as set forth in the Plan.

     11.2 Employer's Exculpation. The Employer shall have no liability with respect to the payment of benefits under the Plan, except to pay over to the Trustee such contributions as are made by the Employer plus any Rollover Contributions made by the Participants. The Employer shall have no liability with respect to the administration of the Trust or of the Fund(s), and each Participant and/or Beneficiary shall look solely to the Trustee for any payments or benefits under the Plan.

     11.3 Administrative Expenses. The Employer intends to pay all administrative expenses of the Plan, including any compensation of the Trustee, and the compensation of consultants, auditor, and counsel, but the Employer shall not be obliged to pay such expenses. If the Employer elects not to pay such expenses, they shall be paid from the Trust. Any expenses directly relating to the investments of the Trust, such as taxes, commissions, and registration charges, shall be paid from the Trust.

     11.4 Nonforfeitability due to Termination(s). Upon termination, partial termination, or complete discontinuance of contributions under the Plan, the right of each affected Participant to his Account Balance shall be nonforfeitable.

     11.5 Exclusive Benefit Rule. This Plan and Trust are for the exclusive benefit of the Participants and their Beneficiaries. This Plan should be interpreted in a manner consistent with this intent and with the intention of the Employer that the Trust satisfy those provisions of the Internal Revenue Code relating to tax qualified employees' trusts.

     11.6 Mergers. In the case of any merger or consolidation of the Plan and/or Trust with, or transfer of the assets or liabilities of the Plan and/or Trust to, any other plan, the terms of such merger, consolidation, or transfer shall be such that each Participant on the date thereof (if the Plan then terminated) would receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately prior to the merger, consolidation, or transfer if the Plan had then terminated.

     11.7 Non-Allocated Trust Assets. Any portion of the Trust which is unallocated at the time of termination of the Plan shall be allocated among Participants of the Plan in a nondiscriminatory manner selected by the Committee, subject to the Annual Addition limits.


12.  ADMINISTRATION
     --------------

     12.1 Appointment of Committee. The administration of the Plan, as provided herein, shall be vested in and shall be the responsibility of Administrative Committee, which is the administrator and named fiduciary of the Plan. The Committee shall consist of three or more individuals who shall be appointed from time to time by the Employer and shall serve at its pleasure, without compensation, unless otherwise determined by the Employer; provided, however, that the Employer may not receive compensation. The Committee members may be, but are not restricted to employees of the Employer.

     12.2 Conduct of Committee Business. The Committee shall elect a Chairman who shall be a member of the Committee, and a Secretary who may or may not be a member of the Committee. The Committee shall conduct its business and hold meetings as determined by it from time to time. A majority of the Committee shall have power to act, and the concurrence of any member may be by telephone, wire, cablegram, or letter.

     12.3  Responsibilities and Duties.
           ---------------------------

          (a) The Committee shall be responsible for the day-to-day administration of the Plan. It may appoint other persons or entities to perform any of its fiduciary functions. Such appointment shall be made and accepted by the appointee in writing. The Committee and any such appointee may employ advisors and other persons necessary or convenient to help it carry out its duties. The Committee shall have the right to remove any such appointee from his position, and any person, group of persons, or entity may serve in more than one fiduciary capacity.

          (b) The Committee shall maintain or shall cause to be maintained accurate and detailed records and accounts of Employees and of their rights under the Plan and of all investments, receipts, disbursements and other transactions. Such accounts, books, and records relating thereto shall be open at all reasonable times to inspection and audit by the Employer and by persons designated thereby.

     12.4 Investment by Trustee. The Committee shall have no authority over, or responsibility for, the management and investments of the assets of the Plan, which function shall be the sole responsibility of the Trustee; provided, however, that if an investment manager or managers is appointed to manage (including the power to acquire and dispose of) any assets of the Plan, authority over and responsibility for the management of the assets so designated shall be the sole responsibility of the investment manager or managers.

     12.5 Indemnification. The Employer shall indemnify any individual who is serving on the Committee or who is acting on behalf of the Employer in this capacity. Such individual shall be indemnified from any and all liability that may arise by reason of his action or failure to act concerning this Plan, excepting any willful misconduct or criminal acts.

     12.6 Personal Involvement. No individual may participate in the consideration of any matter or question concerning the Plan which specifically and uniquely relates to him or to any other person entitled to benefit payments because of his participation under the Plan.

     12.7 Claims Procedure. It shall not be necessary for a Participant or Beneficiary who has become entitled to receive a benefit hereunder to file a claim for such benefit. However, any Participant or Beneficiary who believes that he has become entitled to a benefit under the

Plan and who has not received or commenced receiving a distribution of such benefit, or who believes that he is entitled to a benefit under the Plan in excess of the benefit he has received or commenced receiving, may file a written claim for such benefit with the Committee, pursuant to procedures established by the Committee. The Committee shall provide the claimant with written notice of its decision with respect to such claim within 90 days after such written claim is filed. If the claim is denied in whole or in part, such notice shall include the specific reasons for denial, specific references to the provisions of the Plan upon which the denial is based, a description of any additional information necessary for the claimant to perfect his claim, and an explanation of the provisions for review of claims set forth in Section 12.8. Such notice shall be written in a manner calculated to be understood by the claimant.

     12.8 Review of Claims. A Participant or Beneficiary who has filed a written claim for benefits that has been denied may request a full and fair review of his claim by filing with the Committee a written application for review at any time within 60 days after receipt by a claimant of written notification of the denial of his claim. Within 60 days after receipt of a written application for review, the Committee shall give the claimant written notice of its decision on review.

     12.9 Committee Discretion. The Committee has discretion to interpret this Plan and to resolve all issues arising hereunder. Such decisions by the Committee are final and conclusive unless arbitrary and capricious. The Committee may, in writing, delegate some or all of its authority hereunder to another entity.


13.  AMENDMENTS
     ----------

     13.1 Amending the Plan. The Employer reserves the right to amend the Plan at any time and in any respect. Any amendment to the Plan shall be adopted by the Employer's Board of Directors or by any committee or officer to whom the Board of Directors delegates such authority. The Employer, however, shall not have any right to amend the Plan in any way that would divert the assets of the Fund for any purpose other than the exclusive benefit of Participants in the Plan and their Beneficiaries; provided that the Employer may make any amendment it determines necessary or desirable, with or without retroactive effect, in order for the Plan and/or Trust to comply with ERISA or any law of the United States or of any state or political subdivision thereof.

     13.2 Restrictions on Amendments. Each Participant with at least three Years of Service with the Employer at the time of the adoption of any amendment that changes the vesting schedule under the Plan or that directly or indirectly affects the computation of a Participant's vested percentage may elect to have his vested percentage computed under the Plan without regard to such amendment. Such election may be made by the Participant at any time but no later than sixty
(60) days after the later of (a) the date the amendment is adopted,

(b) the date the amendment becomes effective, or (c) the date the Participant is issued written notice of the amendment by the Employer or the Committee.


14.  MISCELLANEOUS
     -------------

     14.1 Participation in Plan by Affiliated Companies. By duly authorized action, an Affiliated Company may adopt the Plan or terminate participation in the Plan. Such Affiliated Company by duly authorized action also may determine the classes of its Employees who shall be Eligible Employees. Such Affiliated Company shall make contributions pursuant to the plan on behalf of such Employees as is determined by the Company. If no such action is taken, the Eligible Employees and the amount of contributions shall be determined in accordance with existing Plan provisions.

     14.2 "Spendthrift" Provision. No benefit under the Plan shall be subject in any manner to anticipation, pledge, encumbrance, alienation or assignment, nor to seizure, attachment, or other legal process for the debts of any Employee or Beneficiary, unless required by law in a particular circumstance.

     14.3 QDRO Provisions. Notwithstanding the preceding, in the event that a "Qualified Domestic Relations Order" ("QDRO") as defined by Section 414(p) of the Code is issued with respect to any Participant, the Committee shall notify the Participant and the alternate payee(s) of the QDRO received. In addition, the Committee shall segregate and conservatively invest the portion of the Participant's Account Balance that would be payable to the alternate payee(s) until such time as it can be verified that the order received is a QDRO, and within 18 months of the order proceed as follows:

          (a) if the order is determined to be a QDRO, the Committee shall pay the alternate payee(s) the portions of the Participant's Account Balance segregated in accordance with the above, plus interest; or

          (b) if the order is determined not to be a QDRO, or if the issue is undetermined, the Committee shall pay the portions of the Participant's Account Balance, segregated in accordance with the above, to the Participant or Beneficiary(ies) who are otherwise entitled to such benefit.

If, after 18 months of the order, determination is made that the order is a QDRO, the determination shall be applied prospectively only.

     14.4 No Guarantee of Employment. Nothing set forth in this Plan or the Trust shall be held or construed to create any liability upon the Employer to retain any Employee in its employ. The Employer reserves the right to discontinue the services of any Employee without any liability except for salary or wages that may be due and unpaid whenever, in its judgment, its best interests so require.

     14.5 Headings. The headings and subheadings used in the Plan are inserted for convenience of reference only and are not to be used in construing the instrument or any provision herein.

     14.6 Number and Gender. The masculine pronoun used shall include the feminine pronoun and the singular number shall include the plural number unless the context of the Plan requires otherwise.

     14.7 Construction. The provisions of the Plan shall be in all respects construed and interpreted in accordance with the laws of the State of Alabama, except to the extent such laws are superseded by federal law, pursuant to ERISA.

     IN WITNESS WHEREOF, LIBERTY NATIONAL LIFE INSURANCE COMPANY, has caused this 401(k) Plan to be executed on the 28th day of February, 1995.


                        LIBERTY NATIONAL LIFE INSURANCE COMPANY


                         By:   Anthony L. McWhorter
                             ---------------------------------------------

                            Its:  President
                                ------------------------------------------

                                 Amendment One
                 to the Liberty National Life Insurance Company
                                  401(k) Plan

     Pursuant to the power reserved to Liberty National Life Insurance Company in section 13.1 of the Liberty National Life Insurance Company 401(k) Plan ("the Plan"), Liberty National Life Insurance Company hereby amends the Plan effective January 1, 1995, by adding to section 1.38 ("Plan") the following sentence:
"The Plan is a profit-sharing plan which may invest more than 10% of its assets in qualifying employer securities (within the meaning of Section 407(d)(5) of ERISA)."

     IN WITNESS WHEREOF, Liberty National Life Insurance Company has caused this Amendment One to the Plan to be executed on this the 20th day of December, 1995.



                                      LIBERTY NATIONAL LIFE INSURANCE COMPANY


                                      By:  /s/ Anthony L. McWhorter
                                          ------------------------------------
                                          Anthony L. McWhorter
                                          Its President


ATTEST:


William C. Barclift
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Its Corporate Secretary